EXHIBIT 23.1


                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Kansas City Southern:

We consent to the use of our report dated March 24, 2003 with respect to the consolidated balance sheets of Kansas City Southern and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2002 and 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Kansas City, Missouri
August 1, 2003